EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF
                             EARNINGS FROM CONTINUING OPERATIONS TO
                             FIXED CHARGES
                                      (Unaudited)

                      Eli Lilly and Company and Subsidiaries
                               (Dollars in Millions)

                            Three Months
                              Ended
                            March  31,              Years Ended December 31,
                          --------------   ----------------------------------
                          1996    1995     1994    1993    1992     1991
                          ----    ----     ----    ----    ----     ----

Consolidated Pretax
Income from Continuing
Operations before
Accounting Changes       $523.8  $1765.6  $1698.6  $662.8  $1193.5  $1626.3

Interest from
Continuing Operations      79.8    324.6    129.2    96.1    108.4     87.1

Less Interest Capitalized
  during the Period from
  Continuing Operations    (9.9)   (38.3)  (25.4)   (25.5)   (35.2)   (48.1)
                            ---     ----    ----     ----     ----     ----

Earnings                 $593.7  $2051.9  $1802.4  $733.4  $1266.7  $1665.3
                          =====   ======   ======   =====   ======   ======

Fixed Charges:

Interest Expense from
Continuing Operations   $ 79.8  $ 324.6   $ 129.2  $ 96.1  $ 108.4   $ 87.1
                         =====   ======    ======   =====   ======    =====

Ratio of Earnings to
Fixed Charges              7.4      6.3      14.0     7.6     11.7     19.1
                           ===      ===      ====     ===     ====     ====
